CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 27, 2017, relating to the financial statements and financial highlights of FormulaFolios US Equity Fund, a series of Northern Lights Fund Trust II, for the period ended November 30, 2016, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Other Service Providers” and “Portfolio Holdings Information” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

March 28, 2017